PRESS RELEASE

Contact: Dalip Puri 203-573-2153

Chemtura Reports Second Quarter 2014 Financial Results
Second Quarter 2014 Net Sales up 3%, GAAP net earnings from continuing operations of $0.46 per diluted share and net earnings from continuing operations of $0.32 per diluted share on a managed basis
Share repurchase program gained momentum with more than $160 million returned to shareholders year-to-date
PHILADELPHIA, PA – July 29, 2014 – Chemtura Corporation, (NYSE / Euronext Paris: CHMT) (the “Company,” “Chemtura,” “We,” “Us” or “Our”) today announced financial results for the second quarter ended June 30, 2014. We also filed with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014. For the second quarter of 2014, Chemtura reported net sales of $609 million and net earnings from continuing operations on a GAAP basis of $43 million, or $0.46 per diluted share. Net earnings from continuing operations on a managed basis were $30 million, or $0.32 per diluted share.
Second Quarter 2014 Financial Results
The discussion below includes financial information on both a GAAP and non-GAAP managed basis. We present managed basis financial information as management uses this information internally to evaluate and direct the performance of our operations and believes that managed basis financial information provides useful information to investors. A reconciliation of GAAP and managed basis financial information is provided in the supplemental schedules included in this release.
The following is a summary of the quarter and six months ended June 30, 2014 financial results from continuing operations on a GAAP basis:

(In millions, except per share data)	Second Quarters			Six months ended June 30,
	2014	2013	% change	2014	2013	% change
Net sales	$609	$590	3%	$1,165	$1,118	4%
Operating income	$52	$45	16%	$74	$47	57%
Net earnings (loss)	$43	$27	59%	$53	$9	(a)
Net earnings (loss) - per diluted share	$0.46	$0.27	70%	$0.55	$0.09	(a)
(a) - Changes greater than 150% are not shown.
The following is a summary of the quarter and six months ended June 30, 2014 financial results from continuing operations on a managed basis:

(In millions, except per share data)	Second Quarters			Six months ended June 30,
	2014	2013	% change	2014	2013	% change
Net sales	$609	$590	3%	$1,165	$1,118	4%
Operating income	$57	$54	6%	$85	$91	(7%)
Net earnings	$30	$25	20%	$43	$42	2%
Net earnings - per diluted share	$0.32	$0.25	28%	$0.45	$0.42	7%
Adjusted EBITDA	$84	$83	1%	$141	$151	(7%)

Note: The second quarter of 2014 includes $7 million, or approximately $0.05 per diluted share on a managed basis, of expenses incurred in connection with the sale of our Chemtura AgroSolutions business.

CEO Remarks
“In the second quarter, we delivered on a number of our performance improvement initiatives,” commented Mr. Craig A. Rogerson, Chairman, President and CEO of Chemtura. “As anticipated, our Industrial Engineered Products segment improved its performance year-over-year and sequentially. For the Company as a whole, excluding the $7 million of expense incurred in connection with the sale of our Chemtura AgroSolutions business, Adjusted EBITDA was $91 million compared to $83 million in the second quarter of 2013. Managed basis net earnings per diluted share, having excluded the same $7 million of expenses net of tax, was $0.37 compared to $0.25 a year ago, a 48% improvement.”
“Our Industrial Engineered Products segment saw the benefit of customers continuing to adopt our Emerald Innovation™ 3000 product in substitution for the traditional HBCD flame retardant they use in styrene-based insulation foam applications and we had record sales in the second quarter for this new, innovative product. We expect our key customers to have completed the product switch for all their plants by the summer of 2015. With improved manufacturing capacity utilization at the end of the first quarter and this quarter, manufacturing variances turned positive. The rate of improvement in this segment was constrained by competitive pricing pressures in both electronics and organometallic polymerization catalyst components.”
“Our Industrial Performance Products segment fell short of their second quarter 2013 performance due to timing differences in the recovery of raw material cost increases and in customer orders towards the end of the quarter,” observed Mr. Rogerson. “We expect the segment to overcome these issues as the year progresses and remain on track to deliver year-over-year sales and profitability improvement in 2014. Customer qualifications of our Netherlands HVPAO facility continue on track to permit sales from the facility to commence in the second half of 2014.”
“Chemtura AgroSolutions continued its path of steady year-over year improvement,” noted Mr. Rogerson. “Corporate expense reflected the benefit of our elimination of stranded costs associated with our former Antioxidants and Consumer Products businesses. We are now developing our plans to eliminate stranded costs associated with Chemtura AgroSolutions once that transaction closes.” Mr. Rogerson concluded, "In the second quarter of 2014, our share repurchase program gained momentum and we repurchased 5.5 million shares of our common stock at a cost of $132 million. As of June 30, 2014, we had 90.6 million shares of common stock outstanding."
Outlook
“We remain on track for Chemtura to deliver year-on-year improvement in 2014 but have experienced a slower rate than we originally anticipated in the first half of the year due to the performance of our Industrial Engineered Products segment,” advised Mr. Rogerson. “The segment faced manufacturing variance headwinds at the start of the year and has seen weak pricing conditions in electronics applications and excess industry capacity in certain organometallics which have constrained their rate of improvement. We are actively exploring how we may improve our performance in organometallics."
"We expect Industrial Performance Products to improve as the second half of the year progresses and still deliver year-on-year improvement in 2014, positioning us for further improvement in 2015," continued Mr. Rogerson. "Our Chemtura AgroSolutions segment continues to perform strongly, but it will be a challenge for them to exceed the strong performance levels of the second half of 2013. The sale process for this segment remains on track and we now anticipate a closing during the fourth quarter of 2014. As previously indicated, we will expand our share repurchase activities after the closing of this transaction."
Mr. Rogerson concluded, "Taking the challenges of the first half of 2014 into account, we expect year-on-year Adjusted EBITDA growth for 2014 at 15% - 20% compared to the 20% - 30% we anticipated at the start of the year."
Non-Operating Activities Reflected in Our Second Quarter Financial Results

•	In the second quarter of 2014, we repurchased 5.5 million shares of our common stock for $132 million under our share repurchase program.

•
On April 16, 2014, we entered into a Stock and Asset Purchase Agreement (the "SAPA") to sell our Chemtura AgroSolutions business to Platform Specialty Products Corporation ("Platform") for approximately $1 billion, comprising $950 million in cash, 2 million shares of Platform's common stock and the assumption of certain liabilities by Platform. The transaction is subject to customary purchase price adjustments, closing conditions and regulatory approvals and is anticipated to close in the fourth quarter of 2014. Under the terms of the SAPA, we will retain most of the property, plant and equipment used to manufacture products for the Chemtura AgroSolutions business and will continue to manufacture products for Platform under several supply agreements with minimum terms of two to four years. We evaluated the transaction and determined that it met the criteria in April 2014 to report the assets and liabilities of the Chemtura AgroSolutions business that form part of the transaction under the SAPA as assets held for sale. As of May 1, 2014, we ceased depreciation and amortization of the assets classified as held for sale and as a result operating income is higher in the second quarter of 2014 by $1 million. We also evaluated whether the transaction met the criteria to be presented as a discontinued operation. Due to the significance of the gross cash flows associated with the post-closing supply agreements with Platform, we concluded that the Chemtura AgroSolutions business does not meet the criteria to be presented as a discontinued operation. As a result, we will continue to present the results of operations of the Chemtura AgroSolutions business as one of our segments and continue to reflect the business in our net income from continuing operations. We incurred $7 million and $11 million of expenses for the quarter and six months ended June 30, 2014, respectively ($17 million process-to-date in our corporate segment), related to the sale of this business.
Second Quarter 2014 Business Segment Highlights

•
Industrial Performance Products’ net sales increased $5 million or 2% as a result of a $4 million increase in sales volume and $1 million from higher selling prices. Operating income on a managed basis decreased $4 million or 13% in the second quarter of 2014 to $27 million, reflecting higher raw material costs of $7 million, unfavorable manufacturing costs and variances of $3 million and higher selling, general and administrative costs ("SG&A") and research and development costs ("R&D") (collectively, "SGA&R") of $3 million, partly offset by the benefit of sales volume increases and product mix changes of $5 million, favorable foreign currency translation of $3 million and higher selling prices of $1 million. Operating income on a GAAP basis of $26 million included $1 million for accelerated depreciation of property, plant and equipment. Sales volume increased primarily due to increased customer demand for our urethane products, particularly industrial foam, general industrial and material production applications and higher selling prices for our petroleum additive products which was partly offset by decreases in average selling prices for our urethane products. Increases in volume and pricing were offset by additional raw material costs, unfavorable manufacturing absorption variances at certain of our plants in Europe and Asia and the higher SGA&R costs of $3 million were primarily associated with our investment in business excellence initiatives.

•
Industrial Engineered Products’ net sales increased $9 million or 4% reflecting a $14 million increase in sales volume and $2 million from favorable foreign currency translation, partly offset by $7 million in lower selling prices. Operating income increased $3 million in the second quarter of 2014 to $16 million, reflecting favorable manufacturing costs and variances of $11 million, partly offset by lower selling prices of $7 million and a net increase in other costs of $1 million. The increase in net sales is primarily the result of a significant increase in demand for our Emerald Innovation ™ 3000 product as customers continue to switch to this "greener" alternative to the traditional HBCD flame retardant used in styrene based insulation foam applications, some improvement in brominated products and a slight improvement in our tin-based specialty products offset by lower year-on-year selling prices, particularly in our electronic applications and organometallic polymerization catalysts components. Operating income further benefited from favorable manufacturing costs and variances which was partly offset by an increase in raw material pricing and other costs.

•
Chemtura AgroSolutions’ net sales increased $5 million or 4% resulting from $3 million in higher sales volume and $3 million in higher selling prices, partly offset by $1 million of unfavorable foreign currency translation. Operating income increased $4 million in the second quarter of 2014 to $36 million. The increase in operating income reflected higher selling prices of $3 million, lower manufacturing costs of $3 million and favorable sales volume and product mix changes of $2 million, partly offset by higher SGA&R of $2 million and unfavorable foreign currency translation of $2 million. Latin America reported strong demand for pest control products for the soybean market while Europe experienced overall favorable weather conditions compared to the prior year's wet growing season. We continue to see expansion in cultivated acreage in Latin America which has increased our available market. Operating income reflected the benefit of this favorable volume coupled with favorable raw material and manufacturing costs which were partly offset by increased SGA&R as a result of the increase in demand and the impact of unfavorable foreign currency translation.

•
Corporate expenses for the second quarter of 2014 increased by $2 million to $22 million compared with $20 million in 2013. Corporate expenses included amortization expense related to intangible assets and depreciation expense of $4 million and $5 million for the second quarters of 2014 and 2013, respectively, and non-cash stock compensation expense of $1 million for the second quarters of 2014 and 2013. The second quarter of 2014 included $7 million of project expenses associated with the sale of our Chemtura AgroSolutions business which was offset by a reduction in stranded costs related to the Antioxidant and Consumer Products businesses which we sold in 2013. Stranded costs related to the Antioxidant business were $2 million for the second quarter of 2013 but had been eliminated by the second half of 2013 such that there was no expense in the second quarter of 2014. Stranded costs related to the Consumer Products business were less than $1 million and $2 million for the second quarters of 2014 and 2013, respectively. In the second quarter of 2013, our Corporate segment included $2 million of amortization expense related directly to our Consumer Products business, which has now been presented in earnings from discontinued operations, net of tax for that period.

Second Quarter 2014 Results – GAAP

•
Consolidated net sales of $609 million for the second quarter of 2014 were $19 million or 3% higher than the second quarter of 2013 driven by higher sales volume of $21 million and favorable foreign currency translation of $1 million, offset by lower selling prices of $3 million.

•
Gross profit for the second quarter of 2014 was $158 million, an increase of $12 million compared with the second quarter of 2013. Gross profit as a percentage of net sales increased to 26% as compared with 25% in the same quarter in 2013. The increase in gross profit was due to favorable manufacturing costs and variances of $11 million, favorable sales volume and product mix changes of $6 million and a decrease in other net costs of $4 million, partly offset by higher raw material costs of $4 million, lower selling prices of $3 million and higher distribution costs of $2 million.

•
Operating income for the second quarter of 2014 increased $7 million to $52 million compared with $45 million for the second quarter of 2013. The increase was primarily due to a $12 million increase in gross profit and a $7 million decrease in facility closures, severance and related costs, partly offset by $7 million in expenses associated with the sale of our Chemtura AgroSolutions business and a $5 million net increase in other costs.

•
Included in the computation of operating income for the second quarters of 2014 and 2013 was $3 million of stock-based compensation expense. Stock-based compensation expense is expected to approximate $14 million in 2014.

•
Interest expense was $11 million during the second quarter of 2014 which was $4 million lower than 2013, primarily as a result of our debt refinancing activities during the second half of 2013 and the repayment of $110 million on our Term Loan in January 2014.

•
Other expense, net was $2 million in the second quarter of 2014 compared with other income, net of $12 million in the second quarter of 2013. During the second quarter of 2013, we recognized a gain of $15 million related to the release of cumulative translation adjustments associated with the rationalization of certain European subsidiaries that are no longer required.

•
The income tax benefit in the second quarter of 2014 was $5 million compared with expense of $14 million in the second quarter of 2013. The tax benefit reported for the second quarter of 2014 included a decrease in foreign income taxes of approximately $15 million related to an unrecognized tax benefit that had been recorded for an international jurisdiction in prior years.  The tax benefit was recorded after reaching an agreement with the international jurisdiction that effectively settles the prior year liability.

•
Net earnings from continuing operations for the second quarter of 2014 was $43 million, or $0.46 per diluted share, compared with $27 million, or $0.27 per diluted share, for the second quarter of 2013.

•
Earnings from discontinued operations, net of tax for the second quarter of 2013 was $26 million, or $0.26 per diluted share. Discontinued operations included the Antioxidant and Consumer Products businesses.

•
Loss on sale of discontinued operations, net of tax for the second quarter of 2014, was $4 million, or $0.04 per diluted share, which primarily represented finalization of working capital adjustments, transaction costs and fees associated with the sale of the Consumer Products business. The loss on sale of discontinued operations, net of tax for the second quarter of 2013, was $146 million, or $1.46 per diluted share, related to the sale of the Antioxidant business. The loss in 2013 included $119 million of non-cash charges related to the release of accumulated other comprehensive loss associated with the pension obligations that were transferred, the release of cumulative translation adjustments and the release of our non-controlling interest in a joint venture.

Second Quarter 2014 Results - Managed Basis

•
On a managed basis, second quarter 2014 gross profit was $158 million compared with $146 million in the same period last year. Gross profit as a percentage of net sales increased to 26% as compared with 25% in the same quarter of 2013. The increase in gross profit was primarily due to favorable manufacturing costs and variances and favorable sales volume and product mix changes, partly offset by higher raw material costs and lower selling prices.

•
On a managed basis, second quarter 2014 operating income was $57 million compared with $54 million in the same period last year. The increase in operating income primarily reflected the increase in gross profit, partly offset by $7 million of expenses associated with the sale of our Chemtura AgroSolutions business.

•
Adjusted EBITDA in the second quarter of 2014 was $84 million compared with $83 million in the second quarter of 2013 (see the tables attached to this earnings release for a reconciliation of operating income to Adjusted EBITDA). Excluding the $7 million of expenses related to the sale of Chemtura AgroSolutions, Adjusted EBITDA in the second quarter of 2014 would have been $91 million. The increase in Adjusted EBITDA was principally driven by higher gross profit. Adjusted EBITDA for the last twelve months decreased from $275 million at December 31, 2013 to $265 million at June 30, 2014. Excluding the $6 million in 2013 and $11 million in 2014 of expenses related to the sale of Chemtura AgroSolutions, Adjusted EBITDA would have been $282 million and $281 million for the twelve months ended June 30, 2014 and December 31, 2013, respectively.

•
Net earnings from continuing operations before income taxes on a managed basis in the second quarters of 2014 and 2013 were $44 million and $36 million, respectively, and exclude pre-tax GAAP adjustments of $6 million and $5 million, respectively. These adjustments are primarily related to facility closures, severance and related costs and the release of cumulative translation adjustments associated with the rationalization of certain European subsidiaries that are no longer required.

•
Chemtura has chosen to apply an estimated tax rate to our managed basis pre-tax income to simplify for investors the comparison of underlying operating performance. In 2013, we applied an estimated managed basis tax rate of 31% reflecting the expected performance of our core operations in 2013. In 2014, we are continuing to apply an estimated managed basis tax rate of 31% until such time as we have evaluated the impact the sale of Chemtura AgroSolutions will have on our managed basis tax rate. We will reevaluate this rate upon closing the sale of our Chemtura AgroSolutions business. The estimated managed basis tax rate reflects (i) the impact of the adjustments made in the preparation of pre-tax managed basis income; (ii) the exclusion of the benefit or charge arising from the creation or release of valuation allowances on U.S. income; (iii) the utilization of foreign tax credits generated in the current year; and (iv) the conclusion that we will indefinitely re-invest the majority of the earnings of our foreign subsidiaries in our international operations. We will continue to monitor our estimated managed basis tax rate and may modify it based on changes in the composition of our taxable income and in tax rates around the world.

Cash Flows Details - GAAP

•
Net cash provided by operating activities for the second quarter of 2014 was $18 million as compared with net cash used in operating activities of $2 million for the second quarter of 2013. Net cash used in operating activities for the six months ended June 30, 2014 was $32 million compared with $77 million for the six months ended June 30, 2013. The current year benefited from not having the seasonal draw on working capital related to the Consumer Products business which was sold in 2013.

•
Capital expenditures for the second quarter of 2014 and 2013 were $25 million and $38 million, respectively. Capital expenditures for the six months ended June 30, 2014 and 2013 were $48 million and $87 million, respectively. The decrease was primarily related to capital projects at our Nantong, China and Ankerweg, The Netherlands facilities which were substantially completed throughout 2013.

•
Cash income taxes paid (net of refunds) for the second quarters of 2014 and 2013 were $6 million and $5 million, respectively. Cash income taxes paid (net of refunds) for the six months ended 2014 and 2013 were $10 million and $8 million, respectively.

•
During the second quarter of 2014, we repurchased 5.5 million shares of our common stock at a cost of $132 million. As of June 30, 2014, the remaining authorization under our share repurchase program was approximately $139 million.

•
Our total debt was $800 million as of June 30, 2014 compared with $795 million as of March 31, 2014 and $898 million as of December 31, 2013. Cash and cash equivalents from continuing operations decreased to $235 million as of June 30, 2014 compared with $361 million as of March 31, 2014 and $549 million as of December 31, 2013. The decrease from March 31, 2014 was primarily the result of repurchases of shares of common stock. The decrease from December 31, 2013 was primarily the result of repurchases of shares of common stock and a repayment of our Term Loan.

•	Total debt less cash and cash equivalents of $565 million as of June 30, 2014 increased $131 million and $216 million compared with March 31, 2014 and December 31, 2013, respectively.
Second Quarter Earnings Q&A Teleconference
Copies of this release, as well as informational slides, will be available on the Investor Relations section of our Web site at www.chemtura.com. We will host a teleconference to review these results at 9:00 a.m. (EDT) on Wednesday, July 30, 2014. Interested parties are asked to dial in approximately 10 minutes prior to the start time. The call-in number for U.S. based participants is (877) 494-3128 and for all other participants is (404) 665-9523. The conference ID code is 65414205.

Replay of the call will be available for thirty days, starting at 12 p.m. (EDT) on Wednesday, July 30, 2014. To access the replay, call toll-free (855) 859-2056, (800) 585-8367, or (404) 537-3406, and enter access code 65414205. An audio webcast of the call can be accessed via the link below during the time of the call:
http://www.media-server.com/m/p/ptzax6v7
Chemtura Corporation, with 2013 net sales of $2.2 billion 1, is a global manufacturer and marketer of specialty chemicals and agrochemicals. Additional information concerning us is available at www.chemtura.com.
1 2013 net sales of $2.2 billion reflects discontinued operations treatment for the sale of Chemtura’s Antioxidants and Consumer Products businesses.
Managed Basis Financial Measures
The information presented in this press release and in the attached financial tables includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Our managed basis financial measures consist of adjusted results of operations that exclude certain expenses, gains and losses that may not be indicative of our core operations. Excluded items include costs associated with the bankruptcy reorganization; facility closures, severance and related costs; gains and losses on sale of businesses and assets; increased depreciation due to the change in useful life of assets; unusual and non-recurring settlements; accelerated recognition of asset retirement obligations: impairment charges; changes in our pension plans as a result of dispositions, merger or significant plan amendments, and the release of cumulative translation adjustments upon the complete or substantial liquidation of any majority-owned entity. They also include the computation of Adjusted EBITDA. In addition to the managed basis financial measures discussed above, we have applied a managed basis effective income tax rate to our managed basis income before taxes. Our managed basis tax rate of 31% in 2014 and 2013 represents refined estimated tax rates for our core operations to simplify comparison of underlying operating performance. Our projected managed basis tax rate for 2014 is lower than 31%. However, as we will need to subsequently revise our tax rate to reflect the sale of our Chemtura AgroSolutions business, we will defer revising the rate to avoid two potential changes in one year and to assist investors with the comparability of our reported managed basis results. Reconciliations of these managed basis financial measures to their most directly comparable GAAP financial measures are provided in the attached financial tables. We believe that such managed basis financial measures provide useful information to investors and may assist them in evaluating our underlying performance and identifying operating trends. In addition, management uses these managed basis financial measures internally to allocate resources and evaluate the performance of our operations. While we believe that such measures are useful in evaluating our performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these managed basis financial measures may differ from similarly titled managed basis financial measures used by other companies and may not provide a comparable view of our performance relative to other companies in similar industries.
Forward-Looking Statements
This document includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended and Section 21(e) of the Exchange Act of 1934, as amended. These forward-looking statements are identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.
Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	The cyclical nature of the global chemicals industry;

•	Increases in the price of raw materials or energy and our ability to recover cost increases through increased selling prices for our products;

•	Disruptions in the availability of raw materials or energy;

•	Our ability to implement our growth strategies in rapidly growing markets and faster growing regions;

•	Our ability to execute timely upon our portfolio management strategies and mid and long range business plans;

•
The receipt of governmental and other approvals associated with the sale of the Chemtura AgroSolutions business and the successful fulfillment of all other closing conditions for such a transaction without unexpected delays or conditions;

•	The successful closing of the sale of the Chemtura AgroSolutions business and the separation of that business from the rest of our businesses;

•	Declines in general economic conditions;

•	The ability to comply with product registration requirements of regulatory authorities, including the U.S. Food and Drug Administration (the “FDA”) and European Union REACh legislation;

•	The effect of adverse weather conditions;

•	Demand for Chemtura AgroSolutions segment products being affected by governmental policies;

•	Current and future litigation, governmental investigations, prosecutions and administrative claims;

•	Environmental, health and safety regulation matters;

•	Federal regulations aimed at increasing security at certain chemical production plants;

•	Significant international operations and interests;

•	Our ability to maintain adequate internal controls over financial reporting;

•	Exchange rate and other currency risks;

•	Our dependence upon a trained, dedicated sales force;

•	Operating risks at our production facilities;

•	Our ability to protect our patents or other intellectual property rights;

•	Whether our patents may provide full protection against competing manufacturers;

•	Our ability to remain technologically innovative and to offer improved products and services in a cost-effective manner;

•	Our ability to reduce the risks of cyber incidents and protect our information technology;

•	The risks to our joint venture investments resulting from lack of sole decision making authority;

•	Our unfunded and underfunded defined benefit pension plans and post-retirement welfare benefit plans;

•	Risks associated with strategic acquisitions and divestitures;

•	Risks associated with possible climate change legislation, regulation and international accords;

•	The ability to support the carrying value of the goodwill and long-lived assets related to our businesses;

•	Whether we repurchase any additional shares of our common stock that our Board of Directors has authorized us to purchase and the terms on which any such repurchases are made; and

•	Other risks and uncertainties described in our filings with the Securities and Exchange Commission, including Item 1A, Risk Factors, in our Annual Report on Form 10-K.
These statements are based on our estimates and assumptions and on currently available information. Our forward-looking statements include information concerning possible or assumed future results of operations, and our actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this press release was issued. We undertake no duty to update any forward-looking statements to conform the statements to actual results or changes in our operations.

CHEMTURA CORPORATION
Index of Financial Statements and Schedules

Page

Financial Statements

Consolidated Statements of Operations (Unaudited) -
Quarters and six months ended June 30, 2014 and 2013	9

Consolidated Statements of Comprehensive Income (Loss) (Unaudited) -
Quarters and six months ended June 30, 2014 and 2013	10

Consolidated Balance Sheets - June 30, 2014 (Unaudited) and December 31, 2013	11

Condensed Consolidated Statements of Cash Flows (Unaudited) -
Six months ended June 30, 2014 and 2013	12

Segment Net Sales and Operating Income (Unaudited) -
Quarters and six months ended June 30, 2014 and 2013	13

Supplemental Schedules

Major Factors Affecting Net Sales and Operating Results (Unaudited) -
Quarter and six months ended June 30, 2014 versus 2013	14

GAAP and Managed Basis Consolidated Statements of Operations (Unaudited) -
Quarters ended June 30, 2014 and 2013	15

GAAP and Managed Basis Consolidated Statements of Operations (Unaudited) -
Six months ended June 30, 2014 and 2013	16

GAAP and Managed Basis Segment Net Sales and Operating Income (Unaudited) -
Quarters ended June 30, 2014 and 2013	17

GAAP and Managed Basis Segment Net Sales and Operating Income (Unaudited) -
Six months ended June 30, 2014 and 2013	18

CHEMTURA CORPORATION
Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	Quarters ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Net sales	$609	$590	$1,165	$1,118
Cost of goods sold	451	444	887	862
Gross profit	158	146	278	256
Gross profit %	26%	25%	24%	23%
Selling, general and administrative	67	53	127	111
Depreciation and amortization	25	26	53	52
Research and development	10	10	18	18
Facility closures, severance and related costs	4	11	6	25
Equity loss	—	1	—	3
Operating income	52	45	74	47
Interest expense	(11)	(15)	(23)	(31)
Other (expense) income, net	(2)	12	1	15
Reorganization items, net	(1)	(1)	(1)	(1)
Earnings from continuing operations before income taxes	38	41	51	30
Income tax benefit (expense)	5	(14)	2	(21)
Earnings from continuing operations	43	27	53	9
Earnings from discontinued operations, net of tax	—	26	1	21
Loss on sale of discontinued operations, net of tax	(4)	(146)	(9)	(146)
Net earnings (loss)	$39	$(93)	$45	$(116)
Basic per share information:
Earnings from continuing operations, net of tax	$0.46	$0.27	$0.56	$0.09
Earnings from discontinued operations, net of tax	—	0.26	0.01	0.21
Loss on sale of discontinued operations, net of tax	(0.04)	(1.48)	(0.09)	(1.48)
Net earnings (loss)	$0.42	$(0.95)	$0.48	$(1.18)
Diluted per share information:
Earnings from continuing operations, net of tax	$0.46	$0.27	$0.55	$0.09
Earnings from discontinued operations, net of tax	—	0.26	0.01	0.21
Loss on sale of discontinued operations, net of tax	(0.04)	(1.46)	(0.09)	(1.47)
Net earnings (loss)	$0.42	$(0.93)	$0.47	$(1.17)
Weighted average shares outstanding - Basic	93.2	98.6	94.8	98.4
Weighted average shares outstanding - Diluted	94.4	99.7	96.1	99.6

CHEMTURA CORPORATION
Consolidated Statements of Comprehensive Income (Loss) (Unaudited)
(In millions)

	Quarters ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Net earnings (loss)	$39	$(93)	$45	$(116)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	12	(18)	6	(41)
Unrecognized pension and other post-retirement benefit costs	3	138	4	137
Comprehensive income (loss)	$54	$27	$55	$(20)

CHEMTURA CORPORATION
Consolidated Balance Sheets
(In millions)

	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$235	$549
Accounts receivable, net	259	234
Inventories, net	339	346
Other current assets	137	151
Assets held for sale	342	245
Total current assets	1,312	1,525
NON-CURRENT ASSETS
Property, plant and equipment, net	717	717
Goodwill	180	179
Intangible assets, net	108	114
Other assets	185	169
Total Assets	$2,502	$2,704

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term borrowings	$10	$117
Accounts payable	156	148
Accrued expenses	171	176
Income taxes payable	5	5
Liabilities held for sale	66	38
Total current liabilities	408	484
NON-CURRENT LIABILITIES
Long-term debt	790	781
Pension and post-retirement health care liabilities	232	246
Other liabilities	164	194
Total liabilities	1,594	1,705
STOCKHOLDERS' EQUITY
Common stock	1	1
Additional paid-in capital	4,374	4,375
Accumulated deficit	(2,980)	(3,025)
Accumulated other comprehensive loss	(270)	(280)
Treasury stock	(218)	(73)
Total Chemtura stockholders' equity	907	998
Total Non-controlling interest	1	1
Total stockholders' equity	908	999
Total Liabilities and Stockholders' Equity	$2,502	$2,704

CHEMTURA CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Six months ended June 30,
Increase (decrease) to cash	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss)	$45	$(116)
Adjustments to reconcile net earnings (loss) to net cash used in operating activities:
Loss on sale of discontinued operations	9	146
Release of translation adjustment from liquidation of entities	—	(15)
Depreciation and amortization	53	64
Stock-based compensation expense	7	8
Equity loss	—	1
Changes in assets and liabilities, net	(146)	(165)
Net cash used in operating activities	(32)	(77)
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from divestments, net of transaction costs	16	91
Payments for acquisitions	—	(3)
Capital expenditures	(48)	(87)
Net cash (used in) provided by investing activities	(32)	1
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on Term Loan	(110)	(2)
Proceeds from other long-term borrowings	14	23
Payments on other long-term borrowings	(2)	(2)
Payments on other short-term borrowings, net	(1)	(1)
Common shares acquired	(157)	—
Proceeds from exercise of stock options	6	4
Net cash (used in) provided by financing activities	(250)	22
CASH
Effect of exchange rates on cash and cash equivalents	—	(5)
Change in cash and cash equivalents	(314)	(59)
Cash and cash equivalents at beginning of period	549	365
Cash and cash equivalents at end of period	$235	$306

CHEMTURA CORPORATION
Segment Net Sales and Operating Income (Unaudited)
(In millions)

	Quarters ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
NET SALES
Petroleum additives	$183	$182	$354	$351
Urethanes	76	72	152	144
Industrial Performance Products	259	254	506	495
Bromine based & related products	168	160	334	319
Organometallics	42	41	84	81
Industrial Engineered Products	210	201	418	400
Chemtura AgroSolutions	140	135	241	223
Total net sales	$609	$590	$1,165	$1,118
OPERATING INCOME
Industrial Performance Products	$26	$31	$53	$60
Industrial Engineered Products	16	13	12	33
Chemtura AgroSolutions	36	32	58	45
Segment operating income	78	76	123	138
General corporate expense, including amortization	(22)	(20)	(43)	(66)
Facility closures, severance and related costs	(4)	(11)	(6)	(25)
Total operating income	$52	$45	$74	$47

CHEMTURA CORPORATION
Major Factors Affecting Net Sales and Operating Results (Unaudited)
Quarter and six months ended June 30, 2014 versus 2013
(In millions)

The following table summarizes the major factors contributing to the changes in operating results versus the prior year:

	Quarter ended June 30,		Six months ended June 30,
	Net Sales	Earnings (loss) from continuing operations before income taxes	Net Sales	Earnings (loss) from continuing operations before income taxes
2013	$590	$41	$1,118	$30
2013 Environmental reserves	—	—	—	21
2013 UK pension benefit matter	—	(2)	—	(2)
2013 Facility closures, severance and related costs	—	11	—	25
2013 Reclass of translation adjustments from liquidation of entities	—	(15)	—	(15)
2013 Reorganization items, net	—	1	—	1
	590	36	1,118	60
Changes in selling prices	(3)	(3)	(4)	(4)
Unit volume and mix	21	6	52	22
Foreign currency impact - operating income	1	1	(1)	(1)
Raw materials and energy costs impact	—	(4)	—	(1)
Manufacturing cost impacts	—	11	—	(10)
Distribution cost impact	—	(2)	—	(5)
Changes in SGA&R, excluding foreign exchange impact	—	(12)	—	(14)
Lower depreciation and amortization expense	—	2	—	3
Changes in equity income	—	1	—	3
Lower interest expense	—	4	—	8
Other	—	4	—	2
	609	44	1,165	63
2014 Other non-recurring charges	—	—	—	(1)
2014 Accelerated depreciation of property, plant and equipment	—	(1)	—	(4)
2014 Facility closures, severance and related costs	—	(4)	—	(6)
2014 Reorganization items, net	—	(1)	—	(1)
2014	$609	$38	$1,165	$51

CHEMTURA CORPORATION
GAAP and Managed Basis Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	Quarter ended June 30, 2014			Quarter ended June 30, 2013
	GAAP	Managed Basis Adjustments	Managed Basis	GAAP	Managed Basis Adjustments	Managed Basis
Net sales	$609	$—	$609	$590	$—	$590
Cost of goods sold	451	—	451	444	—	444
Gross profit	158	—	158	146	—	146
Gross profit %	26%		26%	25%		25%
Selling, general and administrative	67	—	67	53	2	55
Depreciation and amortization	25	(1)	24	26	—	26
Research and development	10	—	10	10	—	10
Facility closures, severance and related costs	4	(4)	—	11	(11)	—
Equity loss	—	—	—	1	—	1
Operating income	52	5	57	45	9	54
Interest expense	(11)	—	(11)	(15)	—	(15)
Other (expense) income, net	(2)	—	(2)	12	(15)	(3)
Reorganization items, net	(1)	1	—	(1)	1	—
Earnings from continuing operations before income taxes	38	6	44	41	(5)	36
Income tax benefit (expense)	5	(19)	(14)	(14)	3	(11)
Earnings from continuing operations	43	(13)	30	27	(2)	25
Earnings from discontinued operations, net of tax	—	—	—	26	(26)	—
Loss on sale of discontinued operations, net of tax	(4)	4	—	(146)	146	—
Net earnings (loss)	$39	$(9)	$30	$(93)	$118	$25
Basic per share information:
Earnings from continuing operations, net of tax	$0.46		$0.32	$0.27		$0.25
Earnings from discontinued operations, net of tax	—		—	0.26		—
Loss on sale of discontinued operations, net of tax	(0.04)		—	(1.48)		—
Net earnings (loss)	$0.42		$0.32	$(0.95)		$0.25
Diluted per share information:
Earnings from continuing operations, net of tax	$0.46		$0.32	$0.27		$0.25
Earnings from discontinued operations, net of tax	—		—	0.26		—
Loss on sale of discontinued operations, net of tax	(0.04)		—	(1.46)		—
Net earnings (loss)	$0.42		$0.32	$(0.93)		$0.25
Weighted average shares outstanding - Basic	93.2		93.2	98.6		98.6
Weighted average shares outstanding - Diluted	94.4		94.4	99.7		99.7
Managed Basis Adjustments consist of the following:
UK pension benefit matter		$—			$(2)
Accelerated depreciation of property, plant and equipment		1			—
Facility closures, severance and related costs		4			11
Release of translation adjustment from liquidation of entities		—			(15)
Reorganization items, net		1			1
Pre-tax		6			(5)
Adjustment to apply a Managed Basis effective tax rate		(19)			3
Earnings from discontinued operations, net of tax		—			(26)
Loss on sale of discontinued operations, net of tax		4			146
After-tax		$(9)			$118
Adjusted EBITDA consists of the following:
Operating income - GAAP			$52			$45
UK pension benefit matter			—			(2)
Accelerated depreciation of property, plant and equipment			1			—
Facility closures, severance and related costs			4			11
Operating income - Managed Basis			57			54
Depreciation and amortization - Managed Basis			24			26
Non-cash stock-based compensation expense			3			3
Adjusted EBITDA			$84			$83

CHEMTURA CORPORATION
GAAP and Managed Basis Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	Six months ended June 30, 2014			Six months ended June 30, 2013
	GAAP	Managed Basis Adjustments	Managed Basis	GAAP	Managed Basis Adjustments	Managed Basis
Net sales	$1,165	$—	$1,165	$1,118	$—	$1,118
Cost of goods sold	887	(1)	886	862	(21)	841
Gross profit	278	1	279	256	21	277
Gross profit %	24%		24%	23%		25%
Selling, general and administrative	127	—	127	111	2	113
Depreciation and amortization	53	(4)	49	52	—	52
Research and development	18	—	18	18	—	18
Facility closures, severance and related costs	6	(6)	—	25	(25)	—
Equity loss	—	—	—	3	—	3
Operating income	74	11	85	47	44	91
Interest expense	(23)	—	(23)	(31)	—	(31)
Other income, net	1	—	1	15	(15)	—
Reorganization items, net	(1)	1	—	(1)	1	—
Earnings from continuing operations before income taxes	51	12	63	30	30	60
Income tax benefit (expense)	2	(22)	(20)	(21)	3	(18)
Earnings from continuing operations	53	(10)	43	9	33	42
Earnings from discontinued operations, net of tax	1	(1)	—	21	(21)	—
Loss on sale of discontinued operations, net of tax	(9)	9	—	(146)	146	—
Net earnings (loss)	$45	$(2)	$43	$(116)	$158	$42
Basic per share information:
Earnings from continuing operations, net of tax	$0.56		$0.45	$0.09		$0.43
Earnings from discontinued operations, net of tax	0.01		—	0.21		—
Loss on sale of discontinued operations, net of tax	(0.09)		—	(1.48)		—
Net earnings (loss)	$0.48		$0.45	$(1.18)		$0.43
Diluted per share information:
Earnings from continuing operations, net of tax	$0.55		$0.45	$0.09		$0.42
Earnings from discontinued operations, net of tax	0.01		—	0.21		—
Loss on sale of discontinued operations, net of tax	(0.09)		—	(1.47)		—
Net earnings (loss)	$0.47		$0.45	$(1.17)		$0.42
Weighted average shares outstanding - Basic	94.8		94.8	98.4		98.4
Weighted average shares outstanding - Diluted	96.1		96.1	99.6		99.6
Managed Basis Adjustments consist of the following:
Environmental Reserve		$—			$21
UK pension benefit matter		—			(2)
Other non-recurring charges		1			—
Accelerated depreciation of property, plant and equipment		4			—
Facility closures, severance and related costs		6			25
Release of translation adjustment from liquidation of entities		—			(15)
Reorganization items, net		1			1
Pre-tax		12			30
Adjustment to apply a Managed Basis effective tax rate		(22)			3
Earnings from discontinued operations, net of tax		(1)			(21)
Loss on sale of discontinued operations, net of tax		9			146
After-tax		$(2)			$158
Adjusted EBITDA consists of the following:
Operating income - GAAP			$74			$47
Environmental Reserve			—			21
UK pension benefit matter			—			(2)
Other non-recurring charges			1			—
Accelerated depreciation of property, plant and equipment			4			—
Facility closures, severance and related costs			6			25
Operating income - Managed Basis			85			91
Depreciation and amortization - Managed Basis			49			52
Non-cash stock-based compensation expense			7			8
Adjusted EBITDA			$141			$151

CHEMTURA CORPORATION
GAAP and Managed Basis Segment Net Sales and Operating Income (Unaudited)
(In millions of dollars)

	Quarter ended June 30, 2014			Quarter ended June 30, 2013
	GAAP Historical	Managed Basis Adjustments	Managed Basis	GAAP Historical	Managed Basis Adjustments	Managed Basis
NET SALES
Industrial Performance Products	$259	$—	$259	$254	$—	$254
Industrial Engineered Products	210	—	210	201	—	201
Chemtura AgroSolutions	140	—	140	135	—	135
Total net sales	$609	$—	$609	$590	$—	$590
OPERATING INCOME
Industrial Performance Products	$26	$1	$27	$31	$—	$31
Industrial Engineered Products	16	—	16	13	—	13
Chemtura AgroSolutions	36	—	36	32	—	32
Segment operating income	78	1	79	76	—	76
General corporate expense, including amortization	(22)	—	(22)	(20)	(2)	(22)
Facility closures, severance and related costs	(4)	4	—	(11)	11	—
Total operating income	$52	$5	$57	$45	$9	$54
Managed Basis Adjustments consist of the following:
UK pension benefit matter		$—			$(2)
Accelerated depreciation of property, plant and equipment		1			—
Facility closures, severance and related costs		4			11
		$5			$9
DEPRECIATION AND AMORTIZATION
Industrial Performance Products	$8	$(1)	$7	$6	$—	$6
Industrial Engineered Products	11	—	11	12	—	12
Chemtura AgroSolutions	2	—	2	3	—	3
General corporate expense	4	—	4	5	—	5
Total depreciation and amortization	$25	$(1)	$24	$26	$—	$26
NON-CASH STOCK-BASED COMPENSATION EXPENSE
Industrial Performance Products			$1			$1
Industrial Engineered Products			1			1
Chemtura AgroSolutions			—			—
General corporate expense			1			1
Total non-cash stock-based compensation expense			$3			$3
Adjusted EBITDA by Segment:
Industrial Performance Products			$35			$38
Industrial Engineered Products			28			26
Chemtura AgroSolutions			38			35
General corporate expense			(17)			(16)
Adjusted EBITDA			$84			$83

CHEMTURA CORPORATION
GAAP and Managed Basis Segment Net Sales and Operating Income (Unaudited)
(In millions of dollars)

	Six months ended June 30, 2014			Six months ended June 30, 2013
	GAAP Historical	Managed Basis Adjustments	Managed Basis	GAAP Historical	Managed Basis Adjustments	Managed Basis
NET SALES
Industrial Performance Products	$506	$—	$506	$495	$—	$495
Industrial Engineered Products	418	—	418	400	—	400
Chemtura AgroSolutions	241	—	241	223	—	223
Total net sales	$1,165	$—	$1,165	$1,118	$—	$1,118
OPERATING INCOME
Industrial Performance Products	$53	$4	$57	$60	$—	$60
Industrial Engineered Products	12	1	13	33	—	33
Chemtura AgroSolutions	58	—	58	45	—	45
Segment operating income	123	5	128	138	—	138
General corporate expense, including amortization	(43)	—	(43)	(66)	19	(47)
Facility closures, severance and related costs	(6)	6	—	(25)	25	—
Total operating income	$74	$11	$85	$47	$44	$91
Managed Basis Adjustments consist of the following:
Environmental reserves		$—			$21
UK pension benefit matter		—			(2)
Other non-recurring charges		1			—
Accelerated depreciation of property, plant and equipment		4			—
Facility closures, severance and related costs		6			25
		$11			$44
DEPRECIATION AND AMORTIZATION
Industrial Performance Products	$19	$(4)	$15	$13	$—	$13
Industrial Engineered Products	21	—	21	23	—	23
Chemtura AgroSolutions	5	—	5	6	—	6
General corporate expense	8	—	8	10	—	10
Total depreciation and amortization	$53	$(4)	$49	$52	$—	$52
NON-CASH STOCK-BASED COMPENSATION EXPENSE
Industrial Performance Products			$1			$1
Industrial Engineered Products			1			1
Chemtura AgroSolutions			—			—
General corporate expense			5			6
Total non-cash stock-based compensation expense			$7			$8
Adjusted EBITDA by Segment:
Industrial Performance Products			$73			$74
Industrial Engineered Products			35			57
Chemtura AgroSolutions			63			51
General corporate expense			(30)			(31)
Adjusted EBITDA			$141			$151